Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 24, 2014 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Second quarter sales of $597.1 million

•	All-time record quarterly earnings per share from continuing operations of $1.47

•	Raising full year 2014 GAAP earnings outlook to $5.31 to $5.35, an increase from the prior outlook of $5.10 to $5.14

Teledyne today reported second quarter 2014 sales of $597.1 million, compared with sales of $601.0 million for the second quarter of 2013, a decrease of 0.6%. Net income attributable to Teledyne was $56.1 million ($1.47 per diluted share) for the second quarter of 2014, compared with $42.9 million ($1.13 per diluted share) for the second quarter of 2013, an increase of 30.8%.

“Our results demonstrate the successful transformation of Teledyne into a higher-margin, industrial technology company,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “With record sales to the marine and offshore energy markets, instrumentation segment sales increased 7.3% in the quarter.  In addition, greater sales of higher-margin commercial avionics and machine vision cameras helped offset expected declines in government sales in our digital imaging and defense electronics businesses.  Given the continued mix shift across Teledyne, as well as ongoing cost reduction efforts, operating margin increased 164 basis points and was a record for any quarter.  Free cash flow was almost $100 million during the first six months, enabling continued capital deployment for acquisitions and share repurchases.”

Review of Operations (Comparisons are with the second quarter of 2013, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s second quarter 2014 sales were $276.6 million, compared with $257.7 million, an increase of 7.3%. Second quarter 2014 operating profit was $43.8 million, compared with $41.1 million, an increase of 6.6%.

The second quarter 2014 sales increase resulted from higher sales in the marine instrumentation and environmental instrumentation product lines, partially offset by lower sales of electronic test and measurement instrumentation. The higher sales of $14.5 million for marine instrumentation primarily reflected increased sales of interconnect systems used in offshore energy production, and also included $3.6 million in sales from the October 2013 acquisition of C.D. Limited. Sales for environmental instrumentation increased $6.4 million and included $7.1 million in sales from recent acquisitions. Sales of electronic test and measurement instrumentation decreased $2.0 million. The increase in operating profit reflected the impact of higher sales and a $0.7 million bad debt recovery.

Digital Imaging
The Digital Imaging segment’s second quarter 2014 sales were $103.7 million, compared with $104.3 million, a decrease of 0.6%. Operating profit was $11.7 million for the second quarter of 2014, compared with $7.9 million, an increase of 48.1%.

Second quarter 2014 sales primarily reflected increased sales of sensors and cameras for commercial machine vision applications, offset by lower sales of infrared imaging sensors for government applications. Operating profit in 2014 reflected improved margins across most product lines and a greater mix of higher margin commercial sales.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2014 sales were $152.2 million, compared with $169.5 million, a decrease of 10.2%. Operating profit was $22.9 million for the second quarter of 2014, compared with $20.6 million, an increase of 11.2%.

The second quarter 2014 sales decrease reflected lower sales of $19.7 million from microwave and interconnect systems due to the completion of a program with a foreign government, which impacted the first and second quarters of 2013. The second quarter of 2014 sales also reflected increased sales of $3.6 million from avionics products and electronic relays and lower sales of $1.2 million from electronic manufacturing services products. Operating profit in the second quarter of 2014 reflected lower expenses as a result of cost reduction actions taken in 2013, offset by the impact of lower sales. The second quarter 2014 operating profit also reflected pension income of $0.4 million compared with $2.0 million of pension expense, and the second quarter of 2013 included $1.5 million in severance and facility consolidation costs.

Engineered Systems
The Engineered Systems segment’s second quarter 2014 sales were $64.6 million compared with $69.5 million, a decrease of 7.1%. Operating profit was $6.8 million for the second quarter of 2014, compared with $5.7 million, an increase of 19.3%.

The second quarter 2014 sales decrease primarily reflected lower sales of engineered products and services of $3.4 million, which primarily reflected lower sales of missile defense systems. Sales of turbine engines decreased $2.0 million while energy systems sales increased by $0.5 million. Operating profit in the second quarter of 2014 reflected pension income of $0.4 million compared with $1.7 million of pension expense, partially offset by the impact of lower sales.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $94.0 million for the second quarter of 2014, compared with $112.8 million. The lower cash provided by operating activities in the second quarter of 2014 reflected the timing of accounts receivable collections, payments of accrued severance and facility consolidation costs, higher income tax payments, partially offset by the receipt of $10.0 million related to a legal settlement. Free cash flow (cash provided by operating activities less capital expenditures) was $85.1 million for the second quarter of 2014, compared with $92.8 million and reflected lower cash provided by operating activities. At June 29, 2014, total debt was $509.2 million, which included $30.0 million drawn on the $750.0 million credit facility. Cash and cash equivalents were $103.4 million at June 29, 2014. The company received $6.5 million from the exercise of stock options in the second quarter of 2014, compared with $2.4 million. Capital expenditures for the second quarter of 2014 were $8.9 million, compared with $20.0 million. Depreciation and amortization expense for the second quarter of 2014 was $23.4 million, compared with $22.1 million. In the second quarter of 2014, the company used $12.0 million to repurchase 126,474 shares of its common stock under its stock repurchase program authorized in October 2011. On March 31, 2014, a subsidiary of Teledyne acquired Photon Machines, Inc., a supplier of laser-based sample introduction equipment, for an initial payment of $3.3 million.

Free Cash Flow (a)	Second Quarter
(in millions, brackets indicate use of funds)	2014	2013
Cash provided by operating activities	$94.0	$112.8
Capital expenditures for property, plant and equipment	(8.9)	(20.0)
Free cash flow	85.1	92.8
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension income was $0.4 million for the second quarter of 2014 compared with pension expense of $4.4 million. The change to pension income in 2014 from pension expense in 2013 primarily reflected the impact of using a 5.4% discount rate to determine the benefit obligation for the domestic plan in 2014 compared with a 4.4% discount rate used in 2013. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.4 million for the second quarter of 2014 compared with $3.6 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the second quarter of 2014 was 28.3% compared with 27.6%. The second quarter of 2013 reflected $0.9 million of net tax benefits for discrete items. Excluding the net tax benefits for discrete items in 2013 the effective tax rate would have been 29.1% for the second quarter of 2013.

Stock Option Compensation Expense
For the second quarter of 2014, the company recorded a total of $3.6 million in stock option expense, of which $2.4 million was recorded in the operating segment results and $1.2 million was recorded as corporate expense. For the second quarter of 2013, the company recorded a total of $2.8 million in stock option expense, of which $1.8 million was recorded in the operating segment results and $1.0 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $4.6 million for the second quarter of 2014, compared with $5.1 million, and primarily reflected lower average debt levels. Corporate expense was $10.9 million for the second quarter of 2014, compared with $10.4 million. Other income and expense was income of $8.2 million for the second quarter of 2014 and included a net gain on legal settlements of $8.6 million.

Outlook
Based on its current outlook, the company’s management believes that third quarter 2014 earnings per diluted share will be in the range of approximately $1.26 to $1.30 and the full year 2014 earnings per diluted share outlook is expected to be in the range of approximately $5.31 to $5.35, an increase from the prior outlook of $5.10 to $5.14. The company’s effective tax rate for 2014 is expected to be 28.7%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, severance, facility consolidation and environmental remediation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011 as amended by the Bipartisan Budget Act of 2013. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2013 Annual Report on Form 10-K and subsequent Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 24, 2014. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, July 24, 2014.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 29, 2014 AND JUNE 30, 2013
(Unaudited - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2014	2013	2014	2013
Net sales	$597.1	$601.0	$1,170.6	$1,170.4
Costs and expenses:
Costs of sales	368.4	383.6	720.1	749.0
Selling, general and administrative expenses	154.4	152.5	310.2	297.6
Total costs and expenses	522.8	536.1	1,030.3	1,046.6
Operating income	74.3	64.9	140.3	123.8
Other income/(expense), net	8.2	—	8.8	(0.5)
Interest and debt expense, net	(4.6)	(5.1)	(9.3)	(10.5)
Income before income taxes	77.9	59.8	139.8	112.8
Provision for income taxes	22.1	16.5	38.0	29.7
Net income	55.8	43.3	101.8	83.1
Noncontrolling interest	0.3	(0.4)	0.1	0.2
Net income attributable to Teledyne	$56.1	$42.9	$101.9	$83.3
Diluted earnings per common share	$1.47	$1.13	$2.67	2.20
Weighted average diluted common shares outstanding	38.1	38.0	38.2	37.9

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 29, 2014 AND JUNE 30, 2013
(Unaudited - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2014	2013		2014	2013
Net sales:
Instrumentation	$276.6	$257.7	7.3%	$535.5	$490.4	9.2%
Digital Imaging	103.7	104.3	(0.6)%	205.6	206.7	(0.5)%
Aerospace and Defense Electronics	152.2	169.5	(10.2)%	305.5	332.6	(8.1)%
Engineered Systems	64.6	69.5	(7.1)%	124.0	140.7	(11.9)%
Total net sales	$597.1	$601.0	(0.6)%	$1,170.6	$1,170.4	—%
Segment operating profit:
Instrumentation	$43.8	$41.1	6.6%	$81.3	$77.7	4.6%
Digital Imaging	11.7	7.9	48.1%	21.4	13.1	63.4%
Aerospace and Defense Electronics	22.9	20.6	11.2%	46.7	40.8	14.5%
Engineered Systems	6.8	5.7	19.3%	12.9	12.1	6.6%
Segment operating profit	85.2	75.3	13.1%	162.3	143.7	12.9%
Corporate expense	(10.9)	(10.4)	4.8%	(22.0)	(19.9)	10.6%
Operating income	74.3	64.9	14.5%	140.3	123.8	13.3%
Other income/(expense), net	8.2	—	*	8.8	(0.5)	*
Interest and debt expense, net	(4.6)	(5.1)	(9.8)%	(9.3)	(10.5)	(11.4)%
Income before income taxes	77.9	59.8	30.3%	139.8	112.8	23.9%
Provision for income taxes	22.1	16.5	33.9%	38.0	29.7	27.9%
Net income	55.8	43.3	28.9%	101.8	83.1	22.5%
Noncontrolling interest	0.3	(0.4)	*	0.1	0.2	(50.0)%
Net income attributable to Teledyne	$56.1	$42.9	30.8%	$101.9	$83.3	22.3%
*     not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	June 29, 2014	December 29, 2013
ASSETS
Cash and cash equivalents	$103.4	$66.0
Accounts receivable, net	376.3	378.0
Inventories, net	318.1	294.3
Prepaid expenses and other current assets	60.7	60.8
Total current assets	858.5	799.1
Property, plant and equipment, net	346.5	357.7
Goodwill and acquired intangible assets, net	1,301.2	1,308.7
Prepaid pension asset	232.7	222.0
Other assets, net	67.3	63.6
Total assets	$2,806.2	$2,751.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$149.7	$147.5
Accrued liabilities	258.7	267.1
Current portion of long-term debt and capital leases	5.0	3.5
Total current liabilities	413.4	418.1
Long-term debt and capital lease obligations	504.2	549.0
Other long-term liabilities	263.7	265.3
Total liabilities	1,181.3	1,232.4
Total stockholders’ equity	1,624.9	1,518.7
Total liabilities and stockholders’ equity	$2,806.2	$2,751.1